UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 2, 2010
Associated Banc-Corp
(Exact name of registrant as specified in its charter)

Wisconsin	001-31343	39-1098068

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1200 Hansen Road, Green
Bay, Wisconsin		54304

(Address of principal executive		(Zip Code)
offices)
Registrant’s telephone number, including area code: 920-491-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective December 2, 2010, the Board of Directors of Associated Banc-Corp (the “Company”) increased the size of the Board to ten directors and appointed John F. Bergstrom to fill the vacancy created by this increase. The Board has not determined Mr. Bergstrom’s committee appointments. There was no arrangement or understanding between Mr. Bergstrom and any other persons pursuant to which Mr. Bergstrom was selected. Mr. Bergstrom and companies with which he is affiliated are customers of, and have had banking transactions with, the Company’s subsidiary bank and/or investment subsidiaries in the ordinary course of business. Additional transactions of this type may be expected to take place in the ordinary course of business in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than a normal risk of collectibility or present other unfavorable features. Other than the compensation payable to non-employee directors as disclosed in the Company’s proxy statement for its Annual Meeting of Shareholders on April 26, 2010, there are no plans, contracts, or arrangements to which Mr. Bergstrom is a party involving grants or awards by the Company.
A copy of the Company’s news release announcing Mr. Bergstrom’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	News Release by Associated Banc-Corp dated December 2, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp
December 2, 2010	By:	/s/ Brian R. Bodager
		Name:	Brian R. Bodager
		Title:	Chief Administrative Officer, General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	News Release by Associated Banc-Corp dated December 2, 2010

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